Exhibit 99.1

Contact:	Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $4.1 Million for Fourth Fiscal Quarter of 2022
and a Record $21.8 Million for Fiscal Year 2022;
Results Highlighted by Robust Loan Growth and Strong Core Deposit Growth

Vancouver, WA – April 28, 2022 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $4.1 million, or $0.19 per diluted share, in the fourth fiscal quarter ended March 31, 2022, compared to $5.5 million, or $0.25 per diluted share, in the preceding quarter and $3.4 million, or $0.15 per diluted share, in the fourth fiscal quarter a year ago. For fiscal 2022, net income more than doubled to a record $21.8 million, or $0.98 per diluted share, compared to $10.5 million, or $0.47 per diluted share, in fiscal 2021.
“We delivered strong fourth quarter and record fiscal year 2022 results, highlighted by substantial loan growth, strong loan production and solid revenue growth,” stated Kevin Lycklama, president and chief executive officer. “We had exceptional organic loan growth for the third consecutive quarter, and our loan pipeline remains strong. Additionally, core deposit growth was robust year-over-year. We are operating from a position of strength as we enter fiscal year 2023, where we plan to capitalize on anticipated strong loan demand in the growing Southwest Washington and Oregon markets we serve, coupled with a rising interest rate environment.”

Fourth Quarter Highlights (at or for the period ended March 31, 2022)

•	Net income was $4.1 million, or $0.19 per diluted share.
•	Pre-tax, pre-provision for loan losses income (non-GAAP) was $4.8 million for the quarter compared to $5.9 million in the preceding quarter and $4.4 million for the year ago quarter.
•	Net interest income was $11.9 million for the quarter compared to $12.1 million in the preceding quarter and $11.2 million in the fourth fiscal quarter a year ago.
•	Net interest margin (“NIM”) was 2.98%.
•
Riverview recorded a recapture of loan losses of $650,000 during the quarter, compared to a $1.3 million recapture in the preceding quarter and no provision for loan losses in the fourth fiscal quarter a year ago.

•	The allowance for loan losses was $14.5 million, or 1.47% of total loans. The allowance for loan losses excluding SBA purchased and SBA PPP loans (non-GAAP) was 1.57% of total loans.
•
Total loans increased $28.2 million, or 11.9% annualized, during the quarter. The net increase consisted of an increase of $39.4 million in non-PPP loans offset by a decrease of $11.2 million in SBA PPP loans.

o	Of the $39.4 million in fourth quarter loan growth, Riverview purchased $13.3 million of SBA loans and its organic loan portfolio increased by $28.5 million, or 12.0% annualized.
•	Total deposits increased $60.4 million, or 16.6% annualized, during the quarter to $1.53 billion.
•	Total risk-based capital ratio was 16.38% and Tier 1 leverage ratio was 9.19%.
•	Paid a quarterly cash dividend during the quarter of $0.055 per share.

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

Income Statement Review
Riverview’s net interest income was $11.9 million in the current quarter, compared to $12.1 million in the preceding quarter, and $11.2 million in the fourth fiscal quarter a year ago. The decrease in net interest income compared to the prior quarter was due to a decrease in the average yield on loans, a decrease in SBA PPP loan interest and fee income, as this portfolio continues to decline due to the forgiveness, and a decrease in net prepayment fees collected in the quarter of $144,000, compared to $250,000 during the previous quarter. Investment income continues to supplement interest income due to the overall growth in the investment portfolio. Additionally, the low interest rate environment produced lower interest expense on deposits. The adjusted net interest income (non-GAAP) increased to $11.1 million in the quarter compared to $10.9 million in the preceding quarter and $9.8 million in the fourth fiscal quarter a year ago. In fiscal 2022, net interest income increased to $47.6 million compared to $44.9 million in fiscal 2021.
During the fourth quarter of fiscal 2022, $440,000 of interest and net fee income was earned through PPP loan forgiveness and normal amortization. This compared to $781,000 of interest and net fee income on PPP loans during the preceding quarter and $1.3 million in the fourth quarter of the prior year.
Riverview’s NIM was 2.98% for the fourth quarter of fiscal 2022, a two basis-point increase compared to 2.96% in the preceding quarter and a 28 basis-point decrease compared to 3.26% in the fourth quarter of fiscal 2021. “The modest NIM expansion during the quarter was primarily due to an increase in investment yields and lower cash balances. With the recent rate increase enacted by the Federal Reserve at the end of the quarter, we anticipate improvement in our NIM in future quarters, especially with the likelihood of additional rate increases throughout the year,” said David Lam, executive vice president and chief financial officer.” In fiscal 2022, the NIM was 3.03% compared to 3.41% in fiscal 2021.
During the fourth quarter of fiscal 2022, net fees on loan prepayments, which included purchased SBA loan premiums, increased net interest income by $144,000 and increased the NIM by four basis points. This compared to $250,000 in net fees on loan prepayments adding six basis points to NIM in the preceding quarter. The interest accretion on purchased loans totaled $127,000 and resulted in a three-basis point increase in the NIM during the fourth quarter, compared to $64,000 and a two-basis point increase in the NIM during the preceding quarter. SBA PPP loan interest and fees added 9 basis points to the NIM for the current quarter, compared to 15 basis points for the preceding quarter. The average overnight cash balances were $236.6 million during the quarter ended March 31, 2022, compared to $307.4 million in the preceding quarter and $248.1 million for the fourth fiscal quarter a year ago. Without the elevated level in overnight cash balances, NIM would have been 44 basis points higher in the current quarter, 62 basis points higher in the prior quarter and 72 basis points higher in the fourth quarter a year ago. These items resulted in a core-NIM (non-GAAP) of 3.26% in the current quarter, 3.35% in the preceding quarter and 3.78% in the fourth fiscal quarter a year ago. The following table represents the components of (non-GAAP) Core NIM:
	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021

Net interest margin (GAAP)	2.98%	2.96%	3.26%
Net fees on loan prepayments	(0.04)	(0.06)	0.02
Accretion on purchased MBank loans	(0.03)	(0.02)	(0.02)
SBA PPP loans	(0.09)	(0.15)	(0.20)
Excess FRB liquidity	0.44	0.62	0.72
Core net interest margin (non-GAAP)	3.26%	3.35%	3.78%

During the fourth fiscal quarter of 2022, Riverview continued to deploy excess cash into its investment portfolio. Investment securities totaled $418.9 million at March 31, 2022, compared to $395.0 million at December 31, 2021. During the current quarter, the Company purchased $45.9 million in new securities with a weighted average yield of 2.17%. Investment purchases were comprised primarily of agency securities and MBS backed by government agencies.

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

Average securities balances for the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021, were $410.4 million, $368.6 million and $204.8 million, respectively. The weighted average yields on securities balances for those same periods were 1.63%, 1.50% and 1.54%, respectively.
Average PPP loans were $6.8 million in the fourth quarter compared to $23.8 million in the preceding quarter and $90.3 million in the fourth fiscal quarter a year ago. During the quarter, Riverview recorded $16,000 in interest income on PPP loans and $424,000 in loan fee amortization into income. This compared to $60,000 in interest income on PPP loans and $721,000 in loan fee amortization during the preceding quarter and $229,000 in interest income on PPP loans and $1.1 million in loan fee amortization during the fourth fiscal quarter a year ago.
Loan yields decreased during the quarter to 4.43% compared to 4.67% in the preceding quarter and 4.77% in the fourth fiscal quarter a year ago. Loan yields excluding PPP loans were 4.28% for the quarter compared to 4.45% in the preceding quarter and 4.65% in the year-ago quarter. Loan yields excluding PPP loans and net fees on loan prepayments were 4.22% for the quarter compared to 4.35% in the preceding quarter and 4.69% in the year-ago quarter.
Riverview’s cost of deposits was 0.08% during the fourth fiscal quarter and in the preceding quarter, and 0.15% in the fourth fiscal quarter a year ago as deposit costs remained low reflecting the continued low interest rate environment.
Non-interest income was $3.0 million during the fourth fiscal quarter, compared to $3.1 million in the preceding quarter, and $2.8 million in the fourth fiscal quarter of 2021. Interchange and merchant bankcard fee income was higher due to the continued increase in economic activity in Oregon and Washington. Brokered loan fee income was strong but has slowed moderately due to rising interest rates. In fiscal 2022, non-interest income increased to $12.7 million compared to $11.1 million in fiscal 2021. Non-interest income for fiscal year 2022 included a $500,000 BOLI death benefit.
Asset management fees were $1.1 million during the fourth fiscal quarter and the preceding quarter. This compared to $900,000 in the fourth fiscal quarter a year ago. The preceding quarter included a one-time fee of approximately $200,000.  Riverview Trust Company’s assets under management was $1.3 billion at March 31, 2022, compared to $1.4 billion at December 31, 2021, and $1.3 billion at March 31, 2021.
Non-interest expense was $10.1 million during the quarter compared to $9.3 million in the preceding quarter and $9.6 million in the fourth fiscal quarter a year ago. Salary and employee benefits increased compared to the prior quarter primarily due to annual salary increases and fiscal year-end bonuses and incentive pay. Additionally, wage pressures, and the competitive landscape for attracting and retaining employees in Riverview’s primary markets, continues to put pressure on salary and employee benefits. For fiscal 2022, non-interest expense was $36.7 million, compared to $36.3 million for fiscal 2021. Riverview also recognized a $1.0 million gain on sale of a former branch property during the second fiscal quarter of 2022, which reduced non-interest expense for fiscal 2022. Fiscal 2021 included salary offsets of approximately $800,000 related to SBA PPP loans that were not present in fiscal 2022.
Return on average assets was 0.97% in the fourth quarter of fiscal 2022 compared to 1.28% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) was 10.23% and 12.26%, respectively, compared to 13.47% and 16.23%, respectively, for the prior quarter. The efficiency ratio was 68.0% for the fourth fiscal quarter compared to 61.2% in the preceding quarter and 68.6% in the fourth fiscal quarter a year ago.
Riverview’s effective tax rate for the fourth quarter of fiscal 2022 was 23.7%, compared to 23.2% for the preceding quarter, and 22.5% for the year ago quarter.

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

Balance Sheet Review
Total loans were $990.4 million at March 31, 2022 compared to $962.2 million three months earlier and $943.2 million a year ago. The $28.2 million increase in loan balances compared to the prior quarter was driven by a number of factors. In addition to growing organic loans by $28.5 million, Riverview completed the purchase of approximately $13.3 million of SBA guaranteed loans. These increases offset the $11.2 million of SBA PPP loan forgiveness during the quarter. SBA PPP loans, net of fees, totaled $3.1 million at March 31, 2022, compared to $14.3 million at December 31, 2021, and $93.4 million at March 31, 2021.
Riverview’s loan pipeline totaled $101.4 million at March 31, 2022 compared to $81.2 million at the end of the prior quarter. Loan activity remained strong, with new loan originations during the quarter totaling $92.9 million compared to $109.0 million in the preceding quarter and $64.8 million in the fourth quarter a year ago. “As our markets continue to emerge from the pandemic, we have continued to focus on loan originations and emphasize business development activities,” said Lycklama. “Organic loan growth continued to exceed our expectations during the quarter and we are pleased with the continued success of our lending teams. The strong loan demand in our local markets is encouraging, however, loan growth continues to be impacted by loan payoffs.”
Undisbursed construction loans totaled $39.5 million at March 31, 2022 compared to $28.0 million at December 31, 2021, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Revolving commercial business loan commitments totaled $66.0 million at March 31, 2022, compared to $67.4 million three months earlier. Utilization on these loans totaled 18.4% at March 31, 2022, compared to 19.2% at December 31, 2021. The weighted average rate on loan originations during the quarter was 3.77% compared to 3.85% in the preceding quarter. Loan originations during the quarter included several large loans with rate lock commitments made early in the quarter. Recent loan originations, excluding these loans, have weighted average rates over 4.00%
Total deposits were $1.53 billion at March 31, 2022 compared to $1.47 billion at December 31, 2021. Total deposits increased $187.8 million, or 14.0%, compared to a year earlier. The growth in deposits over the last year came from core checking, savings and money market accounts. Non-interest bearing checking accounts increased $59.7 million, or 13.7%, year-over-year to $494.8 million at March 31, 2022. Checking accounts, as a percentage of total deposits, totaled 51.0% at March 31, 2022.
Shareholders’ equity was $157.2 million at March 31, 2022 compared to $163.1 million three months earlier and $151.6 million a year earlier. Tangible book value per share (non-GAAP) was $5.86 at March 31, 2022, compared to $6.11 at December 31, 2021, and $5.54 at March 31, 2021. The decrease in tangible book value per share during the current quarter was primarily due to a $8.6 million decrease in accumulated other comprehensive income (AOCI) related to an increase in the unrealized loss on available for sale securities, reflecting the increase in interest rates during the current quarter. Riverview paid a quarterly cash dividend of $0.055 per share on April 21, 2022.
Credit Quality
Non-performing assets were $22.1 million, or 1.27% of total assets, at March 31, 2022 compared to $1.8 million, or 0.11% of total assets, three months earlier and $571,000, or 0.04% of total assets, at March 31, 2021. The increase is attributed to an increase in non-performing SBA government guaranteed loans where payments have been delayed due to the servicing transfer of these loans between two third-party servicers. Once the servicing transfer is complete, Riverview expects to receive the delayed payments and expects non-performing assets to decrease.
Additional details on government guaranteed portion of the SBA and USDA loans.
The Bank holds approximately $29.0 million of the government guaranteed portion of SBA and USDA loans originated by other banks that, when purchased, were placed into a Direct Registration Certificate (“DRC”) program by the SBA’s former fiscal transfer agent, Colson Inc. (“Colson”). Under the DRC program, Colson was required to remit monthly payments to the investor holding the guaranteed balance, whether or not a payment had actually been received from the borrower. In 2020, Colson did not successfully retain its existing contract as the SBA’s fiscal transfer agent and

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

began transitioning servicing over to a new company called Guidehouse. In late 2021, Guidehouse, under their contract with the SBA, declined to continue the DRC program. After declining to continue the DRC program, all payments under the DRC program began to be held by Guidehouse or Colson until the DRC program could be unwound and the DRC holdings converted into normal pass through certificates. As part of unwinding the DRC program, Colson has requested investors who had received payments in advance of the borrower actually remitting payment return advanced funds before they will process the conversion of certificates. The Bank continues to work with Colson on the reconciliation and transfer of these loans. The Bank expects the reconciliation and unwinding process to continue through the next two quarters and until the reconciliation and unwinding process is completed, these loans will be reflected as past due. The Bank is fully guaranteed to be paid all principal and interest on these loans.

Non-performing loans reconciliation, excluding SBA Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021

Non-performing loans (GAAP)	$22,099	$1,840	$571
Less: Non-performing SBA Government Guaranteed loans	(21,826)	(1,533)	(176)
Adjusted non-performing loans excluding SBA Government Guaranteed loans (non-GAAP)	$273	$307	$395

Non-performing loans to total loans (GAAP)	2.23%	0.19%	0.06%

Non-performing loans, excluding SBA Government Guaranteed loans to total loans (non-GAAP)	0.03%	0.03%	0.04%

Non-performing loans to total assets (GAAP)	1.27%	0.11%	0.04%

Non-performing loans, excluding SBA Government Guaranteed loans to total assets (non-GAAP)	0.02%	0.02%	0.03%

Riverview recorded an insignificant amount of net loan charge-offs during the fourth fiscal quarter. This compared to net loan charge-offs of $52,000 for the preceding quarter and $14,000 in the fourth fiscal quarter a year ago. Due to the improvement in economic conditions, no loan charge-offs, and the overall quality of the loan portfolio, Riverview recorded a recapture of loan losses of $650,000 during the fourth fiscal quarter. This compared to a recapture of loan losses of $1.3 million in the prior quarter and no provision for loan losses during the fourth fiscal quarter a year ago. Riverview had no commercial or consumer loan modifications remaining on its books at March 31, 2022 and Riverview’s hotel/motel portfolio performance has steadily improved over the last several quarters.
Classified assets were $6.4 million at March 31, 2022, compared to $6.5 million at December 31, 2021 and $7.7 million at March 31, 2021. The classified asset to total capital ratio was 3.8% at March 31, 2022, compared to 3.9% three months earlier and 4.8% a year earlier. Criticized assets decreased to $7.8 million at March 31, 2022, compared to $14.0 million at December 31, 2021, and $42.5 million at March 31, 2021. These balances may decline further over the next several quarters as the Company receives updated financial statements from these borrowers. The criticized assets balance reflects risk rating changes primarily associated with loans that had been granted COVID-19 loan modifications.
At March 31, 2022, the allowance for loan losses was $14.5 million, compared to $15.2 million at December 31, 2021, and $19.2 million one year earlier. The allowance for loan losses represented 1.47% of total loans at March 31, 2022, compared to 1.58% in the preceding quarter and 2.03% a year earlier. The allowance for loan losses to loans, net of SBA guaranteed loans (including SBA purchased and PPP loans) (non-GAAP), was 1.57% at March 31, 2022, compared to 1.68% at December 31, 2021 and 2.39% a year earlier. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $371,000 at March 31, 2022, compared to $497,000 three months earlier.

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

PPP Loans
During Round 1, Riverview originated 790 PPP loans totaling approximately $112.9 million, net of deferred fees, with an average loan size of $147,000. In PPP Round 2, Riverview originated 414 PPP loans totaling approximately $54.1 million, net of deferred fees, with an average loan size of $131,000.  Unamortized PPP deferred loan fees at March 31, 2022 totaled $99,000 for all PPP loans. In total, 1,182 PPP loans totaling $163.9 million, or 98.1%, have been forgiven by the SBA or repaid by the borrower.
The following table presents the breakdown and balance, net of deferred fees, of all PPP loans (Round 1 and Round 2) at March 31, 2022:

Range	Number of loans	Total (in 000s)

Up to $150,000	15	$589
150,001 to $350,000	5	1,009
350,001 to $2,000,000	2	1,487
Total	22	$3,085

Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.38% and a Tier 1 leverage ratio of 9.19% at March 31, 2022. Tangible common equity to average tangible assets ratio (non-GAAP) was 7.57% at March 31, 2022.

Stock Repurchase Program
On March 9, 2022, Riverview announced that its Board of Directors authorized the repurchase up to $5.0 million of the Company’s outstanding shares in the open market, based on prevailing market prices, or in privately negotiated transactions, over a period beginning on March 21, 2022, and continuing until the earlier of the completion of the repurchase or September 9, 2022, depending upon market conditions. As of March 31, 2022, Riverview had repurchased 28,240 shares at an average price of $7.63 per share.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021

Shareholders' equity (GAAP)	$157,249	$163,141	$151,594
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(495)	(526)	(619)
Tangible shareholders' equity (non-GAAP)	$129,678	$135,539	$123,899

Total assets (GAAP)	$1,740,096	$1,683,076	$1,549,158
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(495)	(526)	(619)
Tangible assets (non-GAAP)	$1,712,525	$1,655,474	$1,521,463

Shareholders' equity to total assets (GAAP)	9.04%	9.69%	9.79%

Tangible common equity to tangible assets (non-GAAP)	7.57%	8.19%	8.14%

Shares outstanding	22,127,396	22,176,612	22,351,235

Book value per share (GAAP)	7.11	7.36	6.78

Tangible book value per share (non-GAAP)	5.86	6.11	5.54

Pre-tax, pre-provision income
	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021

Net income (GAAP)	$4,125	$5,510	$3,414	$21,820	$10,472
Include: Provision for income taxes	1,282	1,661	992	6,456	2,981
Include: Provision for (recapture of) loan losses	(650)	(1,275)	-	(4,625)	6,300
Pre-tax, pre-provision income (non-GAAP)	$4,757	$5,896	$4,406	$23,651	$19,753

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

Net interest margin reconciliation to core net interest margin
	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021

Net interest income (GAAP)	$11,906	$12,059	$11,196	$47,625	$44,917
Tax equivalent adjustment	21	21	16	75	41
Net fees on loan prepayments	(144)	(250)	72	(922)	212
Accretion on purchased MBank loans	(127)	(64)	(92)	(351)	(344)
SBA PPP loans interest income and net fees	(440)	(781)	(1,292)	(3,041)	(3,999)
Income on excess FRB liquidity	(109)	(114)	(56)	(429)	(185)
Adjusted net interest income (non-GAAP)	$11,107	$10,871	$9,844	$42,957	$40,642

	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021

Average balance of interest-earning assets (GAAP)	$1,623,660	$1,619,775	$1,393,153	$1,575,068	$1,320,109
SBA PPP loans (average)	(6,794)	(23,769)	(90,268)	(39,326)	(96,441)
Excess FRB liquidity (average)	(236,572)	(307,437)	(248,100)	(290,882)	(195,635)
Average balance of interest-earning assets excluding
SBA PPP loans and excess FRB liquidity (non-GAAP)	$1,380,294	$1,288,569	$1,054,785	$1,244,860	$1,028,033

	Three Months Ended			Twelve Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021

Net interest margin (GAAP)	2.98%	2.96%	3.26%	3.03%	3.41%
Net fees on loan prepayments	(0.04)	(0.06)	0.02	(0.06)	0.01
Accretion on purchased MBank loans	(0.03)	(0.02)	(0.02)	(0.02)	(0.03)
SBA PPP loans	(0.09)	(0.15)	(0.20)	(0.12)	(0.06)
Excess FRB liquidity	0.44	0.62	0.72	0.62	0.62
Core net interest margin (non-GAAP)	3.26%	3.35%	3.78%	3.45%	3.95%

Allowance for loan losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021

Allowance for loan losses	$14,523	$15,173	$19,178

Loans receivable (GAAP)	$990,408	$962,223	$943,235
Exclude: SBA purchased loans	(59,420)	(46,152)	(47,379)
Exclude: SBA PPP loans	(3,085)	(14,322)	(93,444)
Loans receivable excluding SBA purchased and PPP loans (non-GAAP)	$927,903	$901,749	$802,412

Allowance for loan losses to loans receivable (GAAP)	1.47%	1.58%	2.03%

Allowance for loan losses to loans receivable excluding SBA purchased and PPP loans (non-GAAP)	1.57%	1.68%	2.39%

Non-performing loans reconciliation, excluding SBA Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021

Non-performing loans (GAAP)	$22,099	$1,840	$571
Less: Non-performing SBA Government Guaranteed loans	(21,826)	(1,533)	(176)
Adjusted non-performing loans excluding SBA Government Guaranteed loans (non-GAAP)	$273	$307	$395

Non-performing loans to total loans (GAAP)	2.23%	0.19%	0.06%

Non-performing loans, excluding SBA Government Guaranteed loans to total loans (non-GAAP)	0.03%	0.03%	0.04%

Non-performing loans to total assets (GAAP)	1.27%	0.11%	0.04%

Non-performing loans, excluding SBA Government Guaranteed loans to total assets (non-GAAP)	0.02%	0.02%	0.03%

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.74 billion at March 31, 2022, it is the parent company of the 98-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 9 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2022	December 31, 2021	March 31, 2021
ASSETS

Cash (including interest-earning accounts of $224,589, $227,635,	$241,424	$239,857	$265,408
and $254,205)
Certificate of deposits held for investment	249	249	249
Investment securities:
Available for sale, at estimated fair value	165,782	182,303	216,304
Held to maturity, at amortized cost	253,100	212,722	39,574
Loans receivable (net of allowance for loan losses of $14,523,
$15,173 and $19,178)	975,885	947,050	924,057
Prepaid expenses and other assets	12,396	11,597	13,189
Accrued interest receivable	4,650	4,580	5,236
Federal Home Loan Bank stock, at cost	2,019	1,722	1,722
Premises and equipment, net	17,166	17,410	17,824
Financing lease right-of-use assets	1,355	1,374	1,432
Deferred income taxes, net	7,501	5,791	5,419
Mortgage servicing rights, net	34	41	81
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	495	526	619
Bank owned life insurance	30,964	30,778	30,968

TOTAL ASSETS	$1,740,096	$1,683,076	$1,549,158

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,533,878	$1,473,454	$1,346,060
Accrued expenses and other liabilities	19,298	17,163	21,906
Advance payments by borrowers for taxes and insurance	555	211	521
Junior subordinated debentures	26,833	26,812	26,748
Finance lease liability	2,283	2,295	2,329
Total liabilities	1,582,847	1,519,935	1,397,564

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2022 – 22,155,636 issued and 22,127,396 outstanding;
December 31, 2021 – 22,426,520 issued and 22,176,612 outstanding;	221	221	223
March 31, 2021 – 22,351,235 issued and outstanding;
Additional paid-in capital	62,048	62,234	63,650
Retained earnings	104,931	102,023	87,881
Accumulated other comprehensive loss	(9,951)	(1,337)	(160)
Total shareholders’ equity	157,249	163,141	151,594

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,740,096	$1,683,076	$1,549,158

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2022	Dec. 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021
INTEREST INCOME:
Interest and fees on loans receivable	$10,631	$11,046	$11,023	$44,079	$45,498
Interest on investment securities - taxable	1,563	1,303	713	5,001	2,422
Interest on investment securities - nontaxable	66	66	50	237	129
Other interest and dividends	129	136	79	508	295
Total interest and dividend income	12,389	12,551	11,865	49,825	48,344

INTEREST EXPENSE:
Interest on deposits	283	300	473	1,424	2,544
Interest on borrowings	200	192	196	776	883
Total interest expense	483	492	669	2,200	3,427
Net interest income	11,906	12,059	11,196	47,625	44,917
Provision for (recapture of) loan losses	(650)	(1,275)	-	(4,625)	6,300

Net interest income after provision for (recapture of) loan losses	12,556	13,334	11,196	52,250	38,617

NON-INTEREST INCOME:
Fees and service charges	1,681	1,759	1,667	7,109	6,382
Asset management fees	1,067	1,137	900	4,107	3,646
Bank owned life insurance ("BOLI")	187	189	188	800	813
BOLI death benefit in excess of cash surrender value	-	-	-	500	-
Other, net	31	31	81	228	249
Total non-interest income, net	2,966	3,116	2,836	12,744	11,090

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,366	5,880	6,301	23,635	22,570
Occupancy and depreciation	1,539	1,367	1,439	5,624	5,780
Data processing	753	698	666	2,940	2,662
Amortization of core deposit intangible	31	32	35	125	140
Advertising and marketing	127	155	83	614	466
FDIC insurance premium	118	113	98	439	319
State and local taxes	198	195	196	812	794
Telecommunications	45	51	50	197	295
Professional fees	290	285	269	1,235	1,231
Gain on sale of premises and equipment, net	-	-	-	(993)	-
Other	648	503	489	2,090	1,997
Total non-interest expense	10,115	9,279	9,626	36,718	36,254

INCOME BEFORE INCOME TAXES	5,407	7,171	4,406	28,276	13,453
PROVISION FOR INCOME TAXES	1,282	1,661	992	6,456	2,981
NET INCOME	$4,125	$5,510	$3,414	$21,820	$10,472

Earnings per common share:
Basic	$0.19	$0.25	$0.15	$0.98	$0.47
Diluted	$0.19	$0.25	$0.15	$0.98	$0.47
Weighted average number of common shares outstanding:
Basic	22,161,686	22,166,130	22,346,368	22,213,029	22,296,195
Diluted	22,172,735	22,177,120	22,361,730	22,224,947	22,312,831

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2022	Dec. 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021
AVERAGE BALANCES
Average interest–earning assets	$1,623,660	$1,619,775	$1,393,153	$1,575,068	$1,320,109
Average interest-bearing liabilities	1,052,004	1,032,089	906,124	1,016,592	861,820
Net average earning assets	571,656	587,686	487,029	558,476	458,289
Average loans	973,461	938,113	938,162	934,742	966,070
Average deposits	1,508,632	1,503,736	1,289,259	1,463,693	1,205,302
Average equity	163,581	162,282	153,896	160,155	151,650
Average tangible equity (non-GAAP)	135,993	134,661	126,180	132,519	123,881

ASSET QUALITY	March 31, 2022	Dec. 31, 2021	March 31, 2021

Non-performing loans	$22,099	$1,840	$571
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	$273	$307	$395
Non-performing loans to total loans	2.23%	0.19%	0.06%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.03%	0.03%	0.04%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$22,099	$1,840	$571
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	$273	$307	$395
Non-performing assets to total assets	1.27%	0.11%	0.04%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.02%	0.02%	0.03%
Net loan charge-offs in the quarter	$-	$52	$14
Net charge-offs in the quarter/average net loans	0.00%	0.02%	0.01%

Allowance for loan losses	$14,523	$15,173	$19,178
Average interest-earning assets to average
interest-bearing liabilities	154.34%	156.94%	153.75%
Allowance for loan losses to
non-performing loans	65.72%	824.62%	3358.67%
Allowance for loan losses to total loans	1.47%	1.58%	2.03%
Shareholders’ equity to assets	9.04%	9.69%	9.79%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.38%	16.72%	17.35%
Tier 1 capital (to risk weighted assets)	15.12%	15.47%	16.09%
Common equity tier 1 (to risk weighted assets)	15.12%	15.47%	16.09%
Tier 1 capital (to average tangible assets)	9.19%	9.10%	9.63%
Tangible common equity (to average tangible assets) (non-GAAP)	7.57%	8.19%	8.14%

DEPOSIT MIX	March 31, 2022	Dec. 31, 2021	March 31, 2021

Interest checking	$287,861	$285,807	$258,014
Regular savings	340,076	327,887	291,769
Money market deposit accounts	299,738	277,355	240,554
Non-interest checking	494,831	469,100	435,098
Certificates of deposit	111,372	113,305	120,625
Total deposits	$1,533,878	$1,473,454	$1,346,060

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
March 31, 2022	(Dollars in thousands)
Commercial business	$225,006	$-	$-	$225,006
SBA PPP	3,085	-	-	3,085
Commercial construction	-	-	12,741	12,741
Office buildings	-	124,690	-	124,690
Warehouse/industrial	-	100,184	-	100,184
Retail/shopping centers/strip malls	-	97,192	-	97,192
Assisted living facilities	-	663	-	663
Single purpose facilities	-	260,108	-	260,108
Land	-	11,556	-	11,556
Multi-family	-	60,211	-	60,211
One-to-four family construction	-	-	11,419	11,419
Total	$228,091	$654,604	$24,160	$906,855

March 31, 2021
Commercial business	$171,701	$-	$-	$171,701
SBA PPP	93,444	-	-	93,444
Commercial construction	-	-	9,810	9,810
Office buildings	-	135,526	-	135,526
Warehouse/industrial	-	87,880	-	87,880
Retail/shopping centers/strip malls	-	85,414	-	85,414
Assisted living facilities	-	854	-	854
Single purpose facilities	-	233,793	-	233,793
Land	-	14,040	-	14,040
Multi-family	-	45,014	-	45,014
One-to-four family construction	-	-	7,180	7,180
Total	$265,145	$602,521	$16,990	$884,656

LOAN MIX	March 31, 2022	Dec. 31, 2021	March 31, 2021
Commercial and construction	(Dollars in thousands)
Commercial business	$228,091	$222,535	$265,145
Other real estate mortgage	654,604	631,872	602,521
Real estate construction	24,160	18,365	16,990
Total commercial and construction	906,855	872,772	884,656
Consumer
Real estate one-to-four family	82,006	87,821	56,405
Other installment	1,547	1,630	2,174
Total consumer	83,553	89,451	58,579

Total loans	990,408	962,223	943,235

Less:
Allowance for loan losses	14,523	15,173	19,178
Loans receivable, net	$975,885	$947,050	$924,057

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Other	Total
March 31, 2022	(Dollars in thousands)
Commercial business	$100	$-	$100
Commercial real estate	122	-	122
Consumer	51	-	51
Subtotal	273	-	273

SBA Government Guaranteed	-	21,826	21,826

Total non-performing assets	$273	$21,826	$22,099

RVSB Reports Fourth Quarter Fiscal 2022 Results
April 28, 2022

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2022	Dec. 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021

Efficiency ratio (4)	68.01%	61.15%	68.60%	60.82%	64.73%
Coverage ratio (6)	117.71%	129.96%	116.31%	129.70%	123.90%
Return on average assets (1)	0.97%	1.28%	0.93%	1.31%	0.74%
Return on average equity (1)	10.23%	13.47%	9.00%	13.62%	6.91%
Return on average tangible equity (1) (non-GAAP)	12.30%	16.23%	10.97%	16.47%	8.45%

NET INTEREST SPREAD
Yield on loans	4.43%	4.67%	4.77%	4.72%	4.71%
Yield on investment securities	1.63%	1.50%	1.54%	1.54%	1.65%
Total yield on interest-earning assets	3.10%	3.08%	3.46%	3.17%	3.67%

Cost of interest-bearing deposits	0.11%	0.12%	0.22%	0.14%	0.31%
Cost of FHLB advances and other borrowings	2.79%	2.62%	2.73%	2.67%	2.00%
Total cost of interest-bearing liabilities	0.19%	0.19%	0.30%	0.22%	0.40%

Spread (7)	2.91%	2.89%	3.16%	2.95%	3.27%
Net interest margin	2.98%	2.96%	3.26%	3.03%	3.41%

PER SHARE DATA
Basic earnings per share (2)	$0.19	$0.25	$0.15	$0.98	$0.47
Diluted earnings per share (3)	0.19	0.25	0.15	0.98	0.47
Book value per share (5)	7.11	7.36	6.78	7.11	6.78
Tangible book value per share (5) (non-GAAP)	5.86	6.11	5.54	5.86	5.54
Market price per share:
High for the period	$8.00	$8.07	$7.58	$8.07	$7.58
Low for the period	7.30	7.19	5.12	6.47	3.82
Close for period end	7.55	7.69	6.93	7.55	6.93
Cash dividends declared per share	0.0550	0.0550	0.0500	0.2150	0.2000

Average number of shares outstanding:
Basic (2)	22,161,686	22,166,130	22,346,368	22,213,029	22,296,195
Diluted (3)	22,172,735	22,177,120	22,361,730	22,224,947	22,312,831

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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